<Page 1>							OMB Number	3235-0362
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FORM 5
/ x /Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).
	Form 3 Holdings Reported
	Form 4 Holdings Reported

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
			ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.	Name and Address of Reporting Person*
	Bulldog Capital Management Limited Partnership, 33 North Garden Avenue, Suite 750, Clearwater, FL 33755.
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  Bikers Dream, Inc. (BIKR)

3.	IRS or Social Security Number of Reporting Person (Voluntary) 59-
	3349779

4.	Statement for Month/Year 12/98

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner

	____ Officer (give		__x__ Other (specify
          title below)			  below)
			___Former 10% owner________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	_x___ Form filed by More than One Reporting Person
												SEC 2270(9-96)

FORM 5 (continued)							Page 2 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/22/96

3.	Transaction Code (Instr. 8)  P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 51,334		(A) or (D)  A		Price $6.81809

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	51,334

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  These
securities are owned directly by Bulldog Capital Partners Limited
Partnership ("BCP"), and indirectly by Bulldog Capital Management Limited Partnership ("BCM"), the general partner of BCP.

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  BCM owns these securities as the general partner of BCP.

__________________________________________________________________________


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474(7-96)




FORM 5 (continued)							Page 3 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	3/31/98

3.	Transaction Code (Instr. 8)  P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 390,721		(A) or (D)  A		Price $3.1992

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	524,555

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4) Of these securities, 343,834 shares are owned directly by BCP, and all 390,721 of the shares are owned indirectly by BCM.

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  BCM owns the securities indirectly as the general partner of BCP and the investment adviser of a managed account.

__________________________________________________________________________


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474(7-96)




FORM 5 (continued)							Page 4 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/16/98

3.	Transaction Code (Instr. 8)  P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 20,000		(A) or (D)  A		Price $4.00

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	524,555

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4) These
securities are owned directly by BCP, and indirectly by BCM.

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  BCM owns these securities indirectly as the general partner of BCP.

__________________________________________________________________________


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474(7-96)


FORM 5 (continued)							Page 5 of 8 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	12/30/98

3.	Transaction Code (Instr. 8)  P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 62,500		(A) or (D)  A		Price $5.00

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	524,555

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4) Of these securities, 55,000 shares are owned directly by BCP, and all 62,500 of the shares are owned indirectly by BCM.


7.	Nature of Indirect Beneficial Ownership (Inst. 4)  BCM owns the securities indirectly as the general partner of BCP and the investment adviser of a managed account.

__________________________________________________________________________


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474(7-96)



FORM 5 (continued)								Page 6 of 8 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _____________________________

2.	Conversion or Exercise Price of Derivative Security  _______________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)  __________________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title ______________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of Derivative Securities Beneficially Owned at End of Year
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________

FORM 5 (continued)								Page 7 of 8 Pages

Explanation of Responses:

BCM has only a pro rata interest in the securities reported and disclaims beneficial ownership of the securities reported except to the extent of its pecuniary interest.

						BULLDOG CAPITAL MANAGEMENT LIMITED
						PARTNERSHIP

						By:  Bulldog Capital Management, Inc.
							General Partner

							By:  /s/ Brandon L. Marion
								Brandon L. Marion, President

								**Signature of Reporting Person

						Date: February 15, 1999


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 2270 (9-96)

FORM 5 (continued)								Page 8 of 8 Pages

Joint Filer Information

Name:  Bulldog Capital Partners Limited Partnership

Address:   33 North Garden Avenue, Suite 750, Clearwater, FL 33755.

Designated Filer:  Bulldog Capital Management Limited Partnership

Issuer and Ticker Symbol:   Bikers Dream, Inc. (BIKR)

Date of Event Requiring Statement:   12/31/98

Signature:   BULLDOG CAPITAL PARTNERS LIMITED PARTNERSHIP

			By: 	Bulldog Capital Management Limited Partnership,
				General Partner

				By:  Bulldog Capital Management, Inc., General Partner

					By: /s/ Brandon L. Marion
						Brandon L. Marion, President


3646/001/1029800